UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 22, 2010 (December 16, 2010)

THE HERTZ CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-07541	13-1938568
(State of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

225 Brae Boulevard

Park Ridge, New Jersey 07656-0713

(Address of principal executive
offices, including zip code)

(201) 307-2000

(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

1.             Series 2010-2 Variable Funding Rental Car Asset Backed Notes

On December 16, 2010, Hertz Vehicle Financing LLC (“HVF”), a bankruptcy-remote special purpose entity wholly-owned by Hertz Global Holdings, Inc.’s wholly-owned subsidiary The Hertz Corporation (the “Company”), completed the closing of a new variable funding note facility referred to as the Series 2010-2 Variable Funding Rental Car Asset Backed Notes (the “Series 2010-2 Notes”).  The aggregate principal amount of such facility is $200,000,000 and such facility is available to HVF on a revolving basis.  The Series 2010-2 Notes were not funded on the closing date.  The Series 2010-2 Notes are not rated by any nationally recognized statistical rating organization.

The expected final maturity date of the Series 2010-2 Notes is March 25, 2013 and the legal final maturity date of the Series 2010-2 Notes is March 25, 2014.

Security

The Series 2010-2 Notes are secured by, among other things, a pledge in certain collateral owned by HVF, including (i) a portion of the U.S. car rental fleet that the Company uses in its daily rental operations, (ii) with respect to the portion of those vehicles subject to repurchase programs with vehicle manufacturers, the related manufacturer receivables, (iii) all rights of HVF under a master lease agreement between HVF and the Company pursuant to which those vehicles will be leased, and (iv) all monies on deposit from time to time in certain collection and cash collateral accounts and all proceeds thereof.  The assets of HVF, including the U.S. car rental fleet owned by HVF, will not be available to satisfy the claims of the Company’s general creditors.  The aforementioned collateral will secure only the Series 2010-2 Notes and not any other series of notes issued by HVF.

Interest

The Series 2010-2 Notes are expected to bear interest at variable rates based upon the weighted average of the commercial paper rates paid by the bank conduits advancing funds to HVF or the 30 day LIBOR, in each case plus a borrowing spread.  The borrowing spread on the Series 2010-2 Notes is subject to increase during the continuance of an amortization event with respect to the Series 2010-2 Notes.

If any amounts had been borrowed under the Series 2010-2 Notes on the date of closing, the applicable borrowing spread on such borrowed amounts would have been approximately 150 basis points lower than the Series 2009-1 Notes (as defined below) prior to the Amendments and Restatements (as defined below) and approximately 10 basis points higher than the Series 2009-1 Notes after the Amendments and Restatements.

Covenants

HVF is subject to numerous restrictive covenants under the ABS Indenture (as defined below) and related agreements, including restrictive covenants with respect to liens, indebtedness, benefit plans, mergers, disposition of assets, acquisition of assets, dividends, officers compensation, investments, agreements, the types of business it may conduct and other customary covenants for a bankruptcy-remote special purpose entity.

Events of Default and Amortization Events

The Series 2010-2 Notes are subject to events of default and amortization events that are customary in nature for U.S. rental car asset-backed securitizations of this type, including non-payment of principal or interest, violation of covenants, material inaccuracy of representations or warranties, failure to maintain certain enhancement levels, failure to maintain an interest rate hedge and insolvency or certain bankruptcy events. The occurrence of an amortization event or event of default could result in the rapid amortization of the Series 2010-2 Notes and in certain instances the liquidation of vehicles in the U.S. car rental fleet that secure the Series 2010-2 Notes.

Purchasers

Pursuant to a note purchase agreement, HVF sold the Series 2010-2 Notes to Deutsche Bank AG, New York Branch or an affiliate thereof and RBS Securities Inc. or an affiliate thereof.  The Series 2010-2 Notes were issued pursuant to a series supplement to HVF’s Third Amended and Restated Base Indenture (the “ABS Indenture”) with The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), dated as of September 18, 2009.

Certain of the purchasers of the Series 2010-2 Notes, the administrative agent and the Trustee, and their respective affiliates have performed and may in the future perform various investment banking, commercial banking, and other financial advisory services for the Company and its subsidiaries for which they have received and will receive customary fees and expenses, and such parties are also participants in other credit facilities of the Company and its subsidiaries.

2.             Amendment and Restatement of Series 2009-1 Documents

On December 16, 2010, HVF entered into amendments and restatements (the “Amendments and Restatements”), each dated as of such date, of certain of the agreements relating to its Series 2009-1 Variable Funding Rental Car Asset Backed Notes (the “Series 2009-1 Notes”), including:

•                  an Amended and Restated Series 2009-1 Supplement to the ABS Indenture, between HVF and the Trustee; and

•                  an Amended and Restated Series 2009-1 Note Purchase Agreement, among HVF, certain funding agents thereunder, certain conduit investors thereunder, certain committed note purchasers thereunder, Hertz, as Administrator, and Deutsche Bank AG, New York Branch, as Administrative Agent.

Among other things, these amendments (i) reduce the aggregate principal amount of the Series 2009-1 Notes from $2,138,072,750 to $1,938,072,755 (substantially all of this reduction was replaced by the aggregate principal amount with respect to the Series 2010-2 Notes), (ii) reduce the borrowing spread with respect to the Series 2009-1 Notes by approximately 160 basis points, (iii) extend the expected final maturity date of the Series 2009-1 Notes from January 25, 2012 to March 25, 2013 and the legal final maturity date of the Series 2009-1 Notes from January 25, 2013 to March 25, 2014 and (iv) eliminate the increase to the borrowing spread with respect to the Series 2009-1 Notes in the event that Moody’s Investors Service downgrades their rating of the Series 2009-1 Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HERTZ CORPORATION
(Registrant)

By:	/s/ J. Jeffrey Zimmerman
Name:	J. Jeffrey Zimmerman
Title:	Senior Vice President, General
Counsel & Secretary

Date:  December 22, 2010